Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated May 14, 2019 relating to the financial statement of the BlackRock Science and Technology Trust II (the “Trust”), which appears in the Statement of Additional Information in the earlier pre-effective registration statement of the Trust on Form N-2 (File Nos. 333-229897 and 811-23428), which in turn is incorporated in this registration statement on Form N-2 by reference. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus, which also appears in the earlier pre-effective registration statement of the Trust on Form N-2 (File Nos. 333-229897 and 811-23428).

/s/ Deloitte and Touche LLP

Boston, Massachusetts

June 25, 2019